AMERICAN SURGICAL HOLDINGS INC..
AUDIT AND GOVERNANCE COMMITTEE CHARTER

I.     RESPONSIBILITY
The American Surgical Holdings Inc.. (“ASH”) Audit and Governance Committee (“Committee”) was established to assist the Board of Directors (the “Board”) in carrying out its oversight compliance with laws responsibilities that relate to ASH’s accounting and financial reporting processes, audits of ASH’s financial statements, internal controls, and regulations and ethics. The Committee in its capacity as the audit committee of the Board, has direct responsibility for the appointment, compensation and oversight of the work of any registered public accounting firm employed by ASH (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The Committee does not provide any expert or special assurances as to ASH’s financial statements or any professional certification as to the external auditor’s work.

The Committee has the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities and to establish procedures concerning the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and confidential, anonymous employee submissions of concerns regarding questionable accounting or auditing matters. The Committee is empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation. The President, the Chief Financial Officer or the Corporate Secretary of ASH shall provide, or arrange to provide, such other information, data and services as the Committee may request. The Committee shall conduct such interviews or discussions as it deems appropriate with personnel of ASH, and/or others whose views would be considered helpful to the Committee.

The Committee’s prior approval is required for all auditing services and non-audit services. However, in the event the aggregate amount of non-audit services constitutes 5% or less of the total revenues paid by ASH to its external auditor during the fiscal year in which non-audit services are provided, if ASH did not recognize that these services were non-audit services at the time of the engagement and the Committee is promptly notified of this fact by ASH, if the Committee (or one or more members of the Committee who are also members of the board to whom approval authority has been delegated by the Committee) approves such non-audit services prior to their completion, the requirement for Committee pre-approval may be waived.

The following duties of the Committee are set forth:

A.	Financial Reporting

Committee procedures shall include:

1.	Selection of Independent Public Accountants

The Committee and the Board have the ultimate authority and responsibility to select, evaluate, where appropriate, replace the outside auditor. The independent accountants are ultimately accountable to the Audit Committee and the entire Board for such accountant’s review of the financial statements and controls of ASH. On an annual basis, the Audit Committee should review and discuss with the accountants all significant relationships the accountants have with ASH to determine the accountants’ independence. The Committee shall review senior management’s recommendation on the annual selection of the external auditors. The Committee shall submit its recommended appointment (or reappointment) or termination of external auditors to the Board for their approval.

The Committee’s review shall include:

-   Review and prior approval of all auditing services and non-audit services. (In the event the Committee approves an audit service within the scope of an auditor’s engagement, that audit service shall be deemed to have been pre-approved.)

-   Opinions on the performance of the external auditors by appropriate management.

-   Inquiring if the external auditors face any significant litigation or disciplinary actions by the Securities and Exchange Commission (the “Commission”) or others.

-   Inquiring whether the chief executive officer of ASH’s external auditors was employed by a registered independent public accounting firm and participated in any capacity in ASH’s audit during the one-year period preceding the commencement of an audit of ASH.

-   Obtaining written disclosure from the external auditors describing all relationships between the external auditors and ASH that bear on independence and objectivity.

-   Receiving from the accountants, on a periodic basis, a formal written statement delineating all relationships between the accountants and ASH consistent with Independence Standards Board Statement 1 (“ISB No. 1”);.

-   Discussing auditor independence with its external auditors and recommending that the Board take appropriate action regarding any independence issues.

-   Discussing with ASH’s Chief Executive Officer and Chief Financial Officer certifications in ASH’s periodic reports concerning disclosures of significant control deficiencies and any fraud by management.

-   Auditor engagement letters and estimated fees.

-   Consideration of the report of the external auditor’s latest peer review conducted pursuant to a professional quality control program.

-   Review of management’s letter of representation and consideration of any significant operational or reporting issues that may affect the financial statements.

-   Proposed non-audit services and consideration of the possible effect that these services could have on the independence of the external auditors.

-   Facilitating and maintaining an open avenue of communication with ASH’s external auditors.

-   Ensuring the Committee is informed in a timely manner by ASH’s independent auditor of (1) all critical accounting policies and practices the independent auditor intends to use for the audit; (2) discussion with ASH’s management of all alternative treatments of financial information within generally accepted accounting principles, the ramifications of the use thereof and the preferred the independent auditor’s preferred treatment; and (3) other material written communications between the independent auditors and ASH’s management to include any management letter or schedule of audit adjustments.

2.     Meeting with ASH’s general counsel, if any, and outside counsel when appropriate, to discuss legal matters that may have a significant impact on ASH’s financial statements.

3.     Regarding ASH’s financial statements, the Committee will:

-   Review ASH’s audited annual financial statements and independent auditors’ opinions with respect to the statements, including the nature of any changes in accounting principles or their application.

-   Review ASH’s interim quarterly financial statements and independent auditors’ opinions with respect to the statements, including the nature of any changes in accounting principles or their application.

-   Review significant accounting policies, policy decisions and changes, along with significant accounting, reporting or operational issues.

-   Review the financial statements to be issued with management and with the independent auditors to determine whether the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders prior to the release of the each quarterly financial report to shareholders.

-   Make a recommendation to the Board regarding the inclusion of interim and annual financial statements in ASH’s Commission filings based on its review of such financial statements with management and the independent auditors.

-   Ensure that management maintains reliability and integrity of accounting policies and financial reporting and that management establishes and maintains processes to assure adequate systems of internal control.

-   Disclose in ASH’s annual proxy or information statement, the existence of the Committee and the Committee charter and the extent to which the Committee has satisfied its responsibilities during the prior year in compliance with its charter.

-   Disclose the Committee’s approval of any non-audit services in ASH’s periodic reports filed with the Commission.

-   Review the management letter issued by the external auditors and management’s response.

- Review fees paid for audit and consulting services, respectively

4.     Annually review and examine those matters which relate to a financial review of ASH’s Investment Policies.

5.     Submit findings of importance, conclusions, recommendations, and items that require follow-up or action to the Board.

6.     Annually review and update the Audit Committee Charter, make recommendations to the Board to update this Charter, and submit these recommendations, if any, to the full Board for approval.

7.     Maintain minutes or the other records of meetings and activities of the Committee.

B.	Monitoring of Internal Controls

The Committee is responsible for obtaining and understanding of ASH’s key financial reporting risk areas and internal control structure. The Committee monitors the internal control process by reviewing information provided in the Business Conduct Questionnaire and Annual Certification reporting made by each ASH employee, discussions with the chief financial and accounting officers and such other persons as the Committee deems appropriate, and discussions with and reports issued by external auditors.

C.	Compliance with Laws, Regulations, and Ethics

The Committee shall review reports and other information to gain reasonable assurance that ASH is in compliance with pertinent laws and regulations, is conducting its affairs ethically, and is maintaining effective controls against conflict of interest and fraud.

II.     OVERSIGHT OF EXTERNAL AUDIT FUNCTIONS

The Committee shall schedule meetings as necessary to receive and discuss reports from staff, other committees, and consultants. Particular emphasis will be given by the Committee to significant control deficiencies, and actions taken by management to correct them. The Committee may request through the Chief Financial Officer that the external auditors perform special studies, investigations, or other services in matters of interest or concern to the Committee.

The Committee’s oversight of external audit coverage is covered under section I.A. above.

III.     COMMITTEE MEMBERSHIP

The Committee shall be composed of two or more Directors, each of whom shall be independent. To be considered independent, a Committee member may not (other than in his capacity as a member of the Committee, the Board or another committee of the Board) have a relationship with the Company or its management or private interest in the Company that in any way interferes with the exercise of such director’s independence from management. All members of the Committee will have a general understanding of basic finance practices, and accounting practices and policies, and at least one member must have the requisite accounting or related financial management expertise to be deemed a “financial expert”, as that term is defined by the Commission. The Chairman and other members of the Committee shall be appointed by the Board.

Vacancies occurring in the Committee may be filled by appointment of the Chairman of the Board, but no member of the Committee shall be removed except by vote of a majority of Directors present at any regular or special meeting of the Board.

The Secretary of the Committee shall be appointed by the majority vote of the Committee. The Secretary of the Committee shall prepare minutes of the meetings, maintain custody of copies of data furnished to and used by the Committee, and generally assist the Committee in connection with preparation of agendas, notices of meetings and otherwise.

IV.     CONDUCT OF BUSINESS

All meetings require the presence of a majority of the members of the Committee to conduct business. Each Committee member shall have one vote. All actions or determinations by the Committee must be by majority vote of the members present. The Board shall have overall authority over all Committee actions.

VI.     TIME AND PLACE OF MEETINGS

Committee meetings shall be held at a minimum each quarter or more frequently as necessary at an agreed upon location. The Committee may ask members of management or others to attend the meeting and to provide pertinent information as necessary. As part of its job to foster open communication, the Audit Committee should meet at least annually with management, the director of the internal auditing department and the independent accountants separately to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately. In addition, the Audit Committee or at least its Chairperson should meet with the independent accountants and management no less than twice each fiscal year to review ASH’s financial statements consistent with the Audit Committee’s duties and responsibilities set forth herein.

VII.     PRESENTATION OF REPORTS TO THE BOARD OF DIRECTORS

The Committee shall make an annual presentation to the Board within three months after the receipt of the external auditor’s opinion on ASH’s financial statement. The presentation shall provide an overview of the Committee’s activities, findings of importance, conclusions, recommendations, and items that require follow-up or action by the Board. Presentations may be made at more frequent intervals if deemed necessary by the Committee or as requested by the Board.

AMENDMENT

This Charter and any provision contained herein may be amended or repealed by the Board.